Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

Protective Reports Results for the Second Quarter of 2011

•                  Operating Earnings of $82 million ($0.94 per share), up 51% from 2Q10

•                  Net Income of $93 million ($1.06 per share), up 125% from 2Q10

•                  Repurchased 1.1 million common shares during the quarter, at a total cost of $25 million

BIRMINGHAM, Alabama (August 3, 2011) — Protective Life Corporation (NYSE: PL) (“PLC” or “the Company”) today reported results for the second quarter of 2011. Net income available to PLC’s common shareowners for the second quarter of 2011 was $93.1 million, or $1.06 per average diluted share, compared to $41.4 million, or $0.47 per average diluted share, in the second quarter of 2010.  Operating income, after tax, was $82.1 million, or $0.94 per average diluted share, compared to $54.3 million, or $0.62 per average diluted share, in the second quarter of 2010.

Net income available to PLC’s common shareowners for the six months ended June 30, 2011 was $160.6 million, or $1.83 per average diluted share, compared to $111.2 million, or $1.27 per average diluted share, for the six months ended June 30, 2010. Operating income, after tax, was $145.3 million, or $1.66 per average diluted share, compared to operating income, after tax, of $122.1 million, or $1.39 per average diluted share, for the six months ended June 30, 2010.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“Our results in the second quarter were solid across the board.  Continued strong capital generation enabled us to restart our share repurchase program.  We repurchased 1.1 million shares in the quarter.  Results in our retail marketing units were strong and on plan for the quarter.  We are pleased with the progress we are making in the integration of the United Investors and Liberty Life acquisitions.  As we look to the second half of the year, we are optimistic and encouraged about our ability to continue to deliver on our plans for growth and improved returns on capital.”

Business Segment Results

The table below sets forth business segment operating income before income tax for the periods shown:

Operating Income Before Income Tax
(dollars in thousands)	2Q11	2Q10	$ Variance	% Variance
Life Marketing	$33,704	$35,755	$(2,051)	-6%
Acquisitions	39,429	30,190	9,239	31%
Annuities	24,375	605	23,770	n/m
Stable Value Products	19,142	10,979	8,163	74%
Asset Protection	5,530	6,616	(1,086)	-16%
Corporate & Other	3,977	377	3,600	n/m
	$126,157	$84,522	$41,635	49%

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

(dollars in thousands)	2Q11	2Q10
Operating income before income tax	$126,157	$84,522
Realized investment gains (losses)	16,633	(19,565)
Less:
Periodic settlements on derivatives	—	42
Related amortization of deferred policy acquisition costs and value of business acquired	(187)	328
Income tax expense	49,909	23,216
Net income available to PLC’s common shareowners	$93,068	$41,371

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

(dollars in millions)	2Q11	2Q10	$ Variance	% Variance
Life Marketing	$37.8	$42.9	$(5.1)	-12%
Annuities	914.8	738.1	176.7	24%
Stable Value Products	261.1	256.5	4.6	2%
Asset Protection	108.9	88.4	20.5	23%

Review of Business Segment Results for Second Quarter

Life Marketing

Life Marketing segment pre-tax operating income was $33.7 million in the second quarter of 2011 compared to $35.8 million in the second quarter of 2010. The decrease was primarily due to higher operating expenses.  The increase in operating expenses reflects a $2.5 million increase in interest expense as compared to the prior year’s second quarter due to two letter of credit facilities implemented in 2010 to fund traditional life statutory reserves.  The segment experienced higher spreads in the quarter, which partially offset the higher interest costs.

Actual traditional life mortality was 89% of expected in the second quarter of 2011 compared to 87% of expected in the second quarter of 2010.

Sales were $37.8 million in the current quarter, a decrease of 12% compared to $42.9 million in the second quarter of 2010.  Consistent with our strategy to shift our sales mix, universal life insurance sales (including variable universal life and bank-owned life insurance) represented 97% of total sales this quarter.

Acquisitions

The Company closed the coinsurance transaction with Liberty Life Insurance Company (“Liberty Life”) on April 29, 2011.  The capital invested in this transaction was approximately $321 million.

Acquisitions segment pre-tax operating income was $39.4 million in the second quarter of 2011 compared to $30.2 million in the same quarter last year. The increase was primarily due to the addition of United Investors Life Insurance Company (“United Investors”) and Liberty Life, which added $12.6 million of operating income, partially offset by expected runoff in other blocks of business.

Annuities

Annuities segment pre-tax operating income was $24.4 million in the second quarter of 2011 compared to $0.6 million in the second quarter of 2010.  The current quarter included a favorable $2.0 million impact related to guaranteed benefits of certain variable annuity (“VA”) contracts, as compared to an unfavorable $14.6 million impact in the second quarter last year.  The remaining increase in the second quarter of 2011 resulted from higher VA fees, higher spreads, and growth in average account values.

Annuity account values reached a record $14.2 billion as of June 30, 2011, an increase of 27% over the past twelve months.  Net cash flows for the segment remained positive during the quarter.

Sales in the second quarter of 2011 were $914.8 million compared to $738.1 million in the second quarter of 2010. Variable annuity sales were $669.0 million, compared to $412.8 million in the second quarter of 2010.  Fixed annuity sales were $245.8 million compared to $325.3 million in the prior year’s second quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $19.1 million in the second quarter of 2011 compared to $11.0 million in the second quarter of 2010.  The increase in operating earnings was primarily due to higher operating spreads offset by a decline in the average account balance.  The current quarter results included $7.1 million of participating mortgage and bank loan fee income. This income was expected, but planned for in the Corporate and Other segment. The second quarter of 2010 included an impact of $2.1 million related to participating mortgage and bank loan fee income. The operating spread was 312 basis points for the three months ended June 30, 2011, an increase of 186 basis points over the same quarter last year.

Account balances as of June 30, 2011 were $2.6 billion. Total sales were $261.1 million for the three months ended June 30, 2011, compared to $256.5 million in the second quarter of 2010.

Asset Protection

Asset Protection segment pre-tax operating income was $5.5 million in the second quarter of 2011 compared to $6.6 million in the second quarter of 2010.  The decrease was primarily the result of a $2.4 million decrease in service contract earnings resulting from higher contingent commissions and expenses related to new initiatives.  This decrease was partially offset by lower expenses in the credit insurance product line and favorable loss experience in the guaranteed asset protection (“GAP”) product line.

Sales in the current quarter were $108.9 million, an increase of 23%, compared to the second quarter of 2010. Service contract sales increased $13.8 million and sales of the guaranteed asset protection (“GAP”) product increased $6.8 million compared to the prior year’s quarter.

Corporate & Other

Corporate & Other segment pre-tax operating income was $4.0 million in the second quarter of 2011 compared to $0.4 million in the second quarter of 2010.  This improvement was primarily due to a $20.6 million pre-tax gain from the repurchase of non-recourse funding obligations, an increase of $11.1 million as compared to the second quarter of 2010. Partially offsetting this increase was a decline in the segment’s core net investment income.

Investments

•                  Total cash and investments were $33.6 billion as of June 30, 2011.  This includes $0.6 billion of cash and short-term investments.

•                  The net unrealized gain position on investments was $509 million, after tax and DAC offsets, an improvement of $156 million compared to December 31, 2010.

•                  During the second quarter of 2011, the Company had $9.5 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                  Delinquent mortgage loans and foreclosed properties were $43.8 million as of June 30, 2011, representing 0.8% of the commercial mortgage loan portfolio. This amount includes $16.1 million of loans, representing 0.3% of the commercial mortgage loan portfolio, that were restructured pursuant to the terms of a pooling and servicing agreement.

•                  Net realized investment gains, after tax, of $10.9 million, or $0.12 per average diluted share, were recorded in the second quarter of 2011, compared to net realized investment losses, after tax, of $13.0 million, or $0.15 per average diluted share, in the second quarter of 2010.

Net Realized Investment/Derivative Activity
(dollars per average diluted share)	2Q 2011	2Q 2010

Net realized gain	$0.22	$0.04
Impairments	(0.07)	(0.12)
Modco net realized gain	0.04	0.01
Derivative activity - interest rate related	(0.02)	(0.05)
All other	(0.05)	(0.03)
Total	$0.12	$(0.15)

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

Consolidated Results

(dollars in thousands; net of income tax)	2Q 2011	2Q 2010

After-tax Operating Income	$82,135	$54,327
Realized investment gains (losses) and related amortization
Investments	32,251	32,877
Derivatives	(21,318)	(45,833)
Net income available to PLC’s common shareowners	$93,068	$41,371

(dollars per average diluted share; net of income tax)	2Q 2011	2Q 2010

After-tax Operating Income	$0.94	$0.62
Realized investment gains (losses) and related amortization
Investments	0.36	0.37
Derivatives	(0.24)	(0.52)
Net income available to PLC’s common shareowners	$1.06	$0.47

For information relating to non-GAAP measures (operating income, PLC’s shareowners’ equity per share excluding other comprehensive income (loss), operating return on average equity, and net income available to PLC’s common shareowners return on average equity) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income (Loss)

	June 30,	December 31,
(dollars in thousands)	2011	2010
PLC’s shareowners’ equity	$3,605,238	$3,331,087
Less: Accumulated other comprehensive income (loss)	450,929	293,254
PLC’s shareowners’ equity, excluding accumulated other comprehensive income (loss)	$3,154,309	$3,037,833

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income (Loss) per share

	June 30,	December 31,
(dollars per common share outstanding)	2011	2010
PLC’s shareowners’ equity	$42.59	$38.88
Less: Accumulated other comprehensive income (loss)	5.33	3.42
PLC’s shareowners’ equity excluding accumulated other comprehensive income (loss)	$37.26	$35.46

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on August 4, 2011 at 10:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-800-706-7749 (international callers 1-617-614-3474) and entering the conference passcode: 96053318. A recording of the call will be available from 12:00 p.m. Eastern August 4, 2011 until midnight August 18, 2011. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 35173164.

The public may access a live webcast of the call, along with a call presentation, in the Investor Relations section of the Company’s website at www.protective.com.  The call presentation will be available on the website beginning approximately 30 minutes prior to the conference call.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section under Financial Information.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income (loss) are defined as income (loss) before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”), and value of business acquired (“VOBA”), and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income (loss). Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, including the possibility of climate change, pandemics, malicious and terrorist acts; (2) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (3) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability; (4) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (5) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (6) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (7) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (8) our financial condition and results of operations could be adversely affected if the Company’s assumptions regarding the fair value and future performance of its investments differ from actual experience; (9) the use of reinsurance introduces variability in our statements of income; (10) we could be forced to sell investments at a loss to cover policyholder withdrawals; (11) interest rate fluctuations or significant and sustained periods of low interest rates could negatively affect our interest earnings and spread income or otherwise impact our business; (12) equity market volatility could negatively impact our business, particularly with respect to our variable products; (13) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient; (14) we are highly regulated and subject to numerous legal restrictions, including those imposed at both the state and federal level and we may become subject to additional regulation under recently approved federal law; (15) changes in tax law or interpretations of existing tax law could adversely affect us and our ability to compete with non-insurance financial products or reduce the demand for certain insurance products; (16) we may be required to establish a valuation allowance against our deferred tax assets; (17) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (18) the company, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (19) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; (20) our investments are subject to market and credit risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (21) we may not realize our anticipated financial results from our acquisition strategy; (22) we are dependent upon the performance of others, including but not limited to distributors, third-party administrators, fund managers; (23) our risk management policies, practices, and procedures could leave us exposed to unidentified or unanticipated risks; (24) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (25) the occurrence of computer viruses, network security breaches, disasters, or other unanticipated events could affect our data processing systems or those of our business partners; (26) our ability to grow depends in large part upon the continued availability of capital; (27) new GAAP and statutory accounting rules or changes to existing GAAP and statutory accounting rules could impact our reported earnings; (28) capital and credit market volatility or disruption could adversely impact us in several ways, including but not limited to causing market price and cash flow variability in our fixed income portfolio, defaults on principal or interest payments by issuers of our fixed income investments, other than temporary impairments of our fixed income investments and our ability to efficiently access the capital markets to finance its reserve, capital and liquidity needs; (29) deterioration of general economic conditions could result in a severe and extended economic recession, which could materially adversely affect our business and results of operations; (30) we may not be able to protect our intellectual property and may be subject to infringement claims; (31) we could be adversely affected by an inability to access our credit facility; and (32) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control. Please refer to Part I, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results of the Company’s most recent Form 10-K and Part II, Item 1A, Risk Factors, of the Company’s subsequent quarterly reports on Form 10-Q for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912